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[CMS ENERGY LETTERHEAD]                                             EXHIBIT 99.B

VIA FEDERAL EXPRESS
-------------------

November 9, 1999

Ms. Dorothy Wideman
Executive Secretary
Michigan Public Service Commission
6546 Mercantile Way
P.O. Box 30221
Lansing, Michigan 48909

         RE:      CASE NO. U-11858
                  (GLOBAL CERTIFICATION FOR FOREIGN UTILITY INVESTMENT)

Dear Ms. Wideman:

         The purpose of this letter is to provide notice to the Michigan Public Service Commission (the "Commission") that CMS Energy Corporation ("CMS Energy"), through its affiliate CMS Electric and Gas Company and various companies owned by CMS Electric and Gas Company, has made an equity investment of approximately $84 million in Companhia Paulista De Energia Electrica (CPEE), an electric distribution facility serving over 135,000 customers in the Brazilian States of Sao Paulo and Minas Gerais. Included in the acquisition is a small (7%) stake in a 850MW hydroelectric plant now under construction. CMS Energy acquired approximately 77 percent ownership interest in CPEE for approximately $84 million. The remaining approximately 23 percent of CPEE is owned by various pension funds, individuals and corporations. The transaction closed on October 15, 1999.

         This notice is provided pursuant to the Commission's ex parte Order issued on December 21, 1998 in Case No. U-11858 (the "Order") that allows CMS Energy to make up to $800 million in foreign utility investments in 1999. The Order requires CMS Energy to provide written notice to the Commission when it and its affiliates have cumulatively invested another $50 million or more in foreign utility investments. Such notice shall be provided within 30 days of the investment.

         Should you have any questions regarding the above referenced investment or this notice, please do not hesitate to contact me at (313) 436-9605.

                                        Very truly yours,


                                         /s/ Robert C. Shrosbree
                                         Robert C. Shrosbree